EXHIBIT 99.2


THE SECURITIES GRANTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR UNDER THE SECURITIES LAWS OF CERTAIN STATES. THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION
THEREFROM. INVESTORS SHOULD BE AWARE THAT THEY MAY BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER TO THE EFFECT THAT ANY PROPOSED TRANSFER OR RESALE IS IN COMPLIANCE WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.




                              SOFTNET SYSTEMS, INC.
                         NOTICE OF GRANT OF STOCK OPTION



                  Notice is hereby given of the following option grant (the "Option") to purchase shares of the Common Stock of SoftNet Systems, Inc. (the "Corporation"):

                  Optionee:

                  Grant Date:

                  Vesting Commencement Date:

                  Exercise Price:  $                                  per share

                  Number of Option Shares:                               shares

                  Expiration Date:

                  Type of Option:   Non-Statutory Stock Option

                  Exercise Schedule: The Option shall become exercisable for twenty-five percent (25%) of the Option Shares upon Optionee's completion of one (1) year of Service measured from the Vesting Commencement Date and shall become exercisable for the balance of the Option Shares in thirty-six (36) successive equal monthly installments upon Optionee's completion of each additional month of Service over the thirty-six (36) month period measured from the first anniversary of the Vesting Commencement Date. In no event shall the Option become exercisable for any additional Option Shares after Optionee's cessation of Service.

                  Optionee understands and agrees that the Option is granted outside of the Corporation's stock option and stock incentive plans. Optionee further agrees to be bound by the terms of the Option as set forth in the Stock Option Agreement attached hereto as Exhibit A.

                  Employment at Will. Nothing in this Notice or in the attached Stock Option Agreement shall confer upon Optionee any right to continue in Service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Corporation (or any Parent or Subsidiary employing or retaining Optionee) or of Optionee, which rights are hereby expressly reserved by each, to terminate Optionee's Service at any time for any reason, with or without cause.

                  Definitions.   All   capitalized   terms in this Notice  shall
have the meaning assigned to them in this Notice or in the attached Stock Option Agreement.

DATED:            ,1999


                                     SOFTNET SYSTEMS, INC.

                                     By:

                                     Title:




                                     OPTIONEE

                                     Address:




ATTACHMENTS
Exhibit A - Stock Option Agreement


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                                    EXHIBIT A

                             STOCK OPTION AGREEMENT